Exhibit 10.71

EXECUTIVE

INCENTIVE STOCK OPTION

AGREEMENT

THE INVENTURE GROUP, INC., a Delaware corporation (the “Company”), hereby grants effective              (the “Grant Date”) to            (the “Optionee”) an option to purchase a total of            shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) at a price of $ X.XX  per share, valued at close of business on            .  The option granted to you is subject to the terms and conditions of the Company’s 2005 Equity Incentive Plan (the “Plan”) and such additional terms and conditions as are set forth in this Incentive Stock Option Agreement (the “Agreement”).  The terms of the Plan are incorporated by reference in this Agreement and govern the granting, holding and exercise of your option as though set forth in full in this Agreement.  A copy of the Plan is attached to the Prospectus delivered to you with this Agreement.  All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings expressly assigned thereto in the Plan.

1.             Nature of the Option.  This option is intended to be an “Incentive Stock Option” as defined in and subject to the limitations of Section 422A of the Internal Revenue Code of 1986.

2.             Exercise of Option; Net Exercise; Acceleration.

a)             This option may be exercised by delivery of written notice to the Company in the form attached as Exhibit A stating the number of shares of Common Stock with respect to which the option is being exercised, making such representations, warranties and agreements with respect to such shares of Common Stock as may be required by the Company, and accompanied by full payment of the purchase price therefor.  Payment may be made in cash, by check, by delivery of shares of Common Stock or in such other form or combination of forms as shall be acceptable to the Company.  This option shall not be exercisable as to fewer than 500 shares of Common Stock, or the remaining shares of Common Stock covered by this option if fewer than 500.

b)            Provided that the Optionee is then employed by the Company, this option shall vest and become exercisable in installments on the following dates:

XX/XX/XX	X shares
XX/XX/XX	X shares
XX/XXXX	X shares
XX/XX/XX	X shares
XX/XX/XX	X shares

(each of the above dates, a “Vesting Date”).

c)             “Accelerated Vesting on Change of Control.  One hundred percent (100%) of that portion of this option that remains unvested will become fully vested in the event that a Change of Control occurs if the Optionee is employed by the Company at the time of the Change of Control, except to the extent that such acceleration would cause a “280G Event”, as defined below.  To the extent vested but unexercised options evidenced by this Agreement are exercised by Optionee following acceleration, for each share of capital stock issuable to Optionee in connection with such exercise, Optionee shall receive the same consideration per share (in kind and value) received or retained, as applicable, by holders of the Company’s Common Stock in connection with the Change of Control.

i)              “Change of Control” means the consummation of any of the following:

A)           Any transaction or series of transactions, whereby any person (as that term is used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as that term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than eighty percent (80%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, that for purposes of this paragraph, the term “person” shall exclude (I)  a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary, (II) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership in the Company, and (III) any such person in connection with a Non-Control Transaction defined below;

B)            Other than a Non-Control Transaction, any merger, consolidation, or any other corporate reorganization of the Company pursuant to which shares of Stock would be converted into cash, securities, or other property (other than a merger, consolidation or other reorganization with a wholly owned Subsidiary), if more than eighty percent (80%) of the combined voting power of the continuing or surviving entity’s securities entitled to vote in the election of directors outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization;

C)            The sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company (other than a sale, exchange, transfer or other disposition to one or more Subsidiaries, or under conditions that would constitute a Non-Control Transaction), provided that such assets represent at least eighty percent (80%) of the Company’s consolidated revenue for the preceding twelve months and at least eighty percent (80%) of the Company’s consolidated net income for the preceding twelve months; or

D)            The liquidation or dissolution of the Company.

A “Non-Control Transaction” means any transaction the sole purpose of which is to change the jurisdiction of incorporation of the Company or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

ii)             “280G Event” means any payment on account of acceleration under this Agreement to the extent that such payment or portion thereof made in accordance with this Agreement, when considered in combination with any other “payments in the nature of compensation contingent on a change in the ownership or control” of the Company (as defined in Section 280G of the Internal Revenue Code and the regulations adopted thereunder) payable to or for the benefit of the Optionee under this Agreement, or under any other bonus plan, agreement or arrangement, shall exceed the maximum amount which the Company may pay without loss of deduction under Section 280G of the Internal Revenue Code or which the Optioneee may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code.  Nothing in this provision, however, is intended to imply that the benefits contemplated by this Agreement in fact constitute “payments in the nature of compensation contingent on a change in the ownership or effective control” of the Company, the nature of and the amount of which, either solely or in combination with any other benefits, would exceed amounts that the Company may pay without loss of deduction under Section 280G of the Internal Revenue Code or which the Optionee may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code.

3.             Termination.  This option shall expire ten (10) years from the Grant Date above, (the “Expiration Date”) unless earlier terminated in accordance with the provisions hereof.

4.             Early Termination.

a)             In the event that Optionee ceases to be an employee of the Company for any reason whatsoever (including by death, Retirement or Disability, or termination by voluntary resignation or removal with or without Cause), this option shall automatically terminate on the date Optionee ceases to be an employee to the extent this option is unvested on such date.

b)            In the event that Optionee is removed as an employee for Cause, this option shall automatically terminate immediately upon the effective date of the notice of such removal whether or not this option is vested or unvested on such date.

c)             In the event that Optionee ceases to be an employee of the Company for any reason other than death, Disability or removal for Cause (including by Retirement, termination by voluntary resignation or removal without Cause), Optionee shall have the right to exercise this option to the extent that Optionee was entitled to exercise such option on the date Optionee ceased to be an employee; provided, however, that such exercise must be made on or before the earlier of (i) the 60th day following the date Optionee ceases to be an employee or (ii) the Expiration Date.

d)            In the event of the Disability or death of Optionee, Optionee or Optionee’s estate shall have the privilege of exercising this option to the extent that Optionee was entitled to exercise such option on the date of Optionee’s Disability or death; provided, however, that such exercise must be made on or before the earlier of (i) the 180th day following the date of Optionee’s Disability or death or (ii) the Expiration Date.

5.             Assignment or Transfer.  This option may not be assigned or transferred and shall be exercisable only by the Optionee during the Optionee’s lifetime.

6.             Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Arizona without giving effect to the principles of conflicts of laws.

7.             Tax Matters.

a)             Tax Treatment.  Section 422 of the Internal Revenue Code of 1986, as amended, provides for advantageous tax treatment upon the disposition of shares acquired pursuant to an incentive stock option such as you have been granted herein.  Such advantageous treatment is presently only available to the extent that the value of shares exercisable for the first time by you pursuant to all your outstanding incentive stock options in the Company does not exceed $100,000 in any one year, based on the fair market value of the shares on the date of grant.  Accordingly, if the total value of shares vesting under this stock option and any other incentive stock option granted to you by the Company exceeds the maximum amount permissible under Section 422 or any successor statute, this stock option will be treated as an incentive stock option with respect to the maximum number of permissible shares and as a nonqualified stock option with respect to the balance of shares.  There is no assurance that your option will, in fact, be treated as an incentive stock option.

In addition, in order to qualify presently for incentive stock option treatment, you must not make a “disqualifying disposition” of shares acquired pursuant to this stock option within two (2) years from the Grant Date nor within one (1) year after the shares are transferred to you.  Although the foregoing holding period requirements do not represent a term or condition of this stock option, you may find that it is in your best interests to comply with them.

Because the tax effect may vary depending on your personal circumstances, including any alternative minimum tax treatment, and the tax laws may change from time to time, it is strongly recommended that you consult with tax counsel or a tax advisor in order to realize any available tax benefits associated with this stock option.

b)            Withholding.  If the exercise of any rights granted in this Agreement of the disposition of shares following exercise of such rights results in the Optionee’s realization of income which for federal, state or local income tax purposes is, in the opinion of the Company, subject to withholding of tax, the Optionee will pay to the Company an amount equal to such withholding tax (or the Company may withhold such amount from any compensation due the Optionee) prior to delivery of certificates evidencing the shares of Common Stock purchased.

8.             Not an Employment Agreement.  This Agreement is not an assurance of continued engagement as a director for any period of time, including any period of time necessary to permit vesting of your option under Paragraph 2(b) above.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Incentive Stock Option Agreement effective on the first date mentioned above.

THE COMPANY:

THE INVENTURE GROUP, INC.	OPTIONEE:

By:	Signature:
Its:	Print Name: